                                                                   EXHIBIT 99(a)


Verio Inc. Announces $400 Million Private Placement

Englewood, CO (November 20, 1998) -- Verio Inc. (NASDAQ:VRIO), a leading provider of comprehensive business Internet services, announced today that it has agreed to issue $400 million aggregate principal amount of 11-1/4% Senior Notes due 2008 (the "Notes"), in a private placement to a number of institutional investors in accordance with Securities Exchange Commission Rule 144A.

Verio expects to use proceeds of this offering to fund a portion of the purchase price payable in connection with Verio's previously announced agreement to acquire Web hosting company Hiway Technologies, which currently is anticipated to close at the beginning of 1999. The Company expects to use the remaining proceeds of this offering to continue its aggressive ongoing acquisition efforts and pursue a number of other attractive strategic opportunities.

"Verio's demonstrated ability to access the capital markets has been key to our rapid growth," said Verio CEO Justin L. Jaschke. "As one of the fastest-growing companies in the Internet, this additional financing provides even greater flexibility to pursue a number of exciting opportunities as we strengthen our market presence, expand our enhanced service offerings and build new distribution channels."

About Verio Inc.

Verio Inc. is a leading provider of comprehensive business Internet services -- including broadband connectivity, virtual private networks, Web hosting solutions and e-commerce -- with an emphasis on serving the small and mid-sized business market. Since its inception in March 1996, Verio has rapidly established a global presence through the acquisition, integration and growth of independent Internet providers with a business customer focus. Verio's operations are supported by highly reliable and scalable national infrastructure and systems including a facilities-based Tier One national network. Verio delivers locally-based sales and engineering support in 39 of the top 50 U.S. markets under the Verio brand name and provides Web hosting services to customers in more than 100 countries.

For more information on Verio, visit the company's Web site at www.verio.com
<http://www.verio.com/>. The corporate headquarters are located in Englewood,
Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303.645.1900.

                                      ###